ENTRÉE GOLD INC.
(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in United States dollars)

March 31, 2008

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Expressed in United States dollars)

	March 31,	December 31,
	2008	2007
ASSETS
Current
Cash and cash equivalents	$ 63,439,864	$ 67,106,113
Receivables	669,767	615,826
Prepaid expenses	450,424	475,074

Total current assets	64,560,055	68,197,013

Investments (Note 4)	2,440,556	3,032,751

Equipment (Note 5)	844,869	841,819
Total assets	$ 67,845,480	$ 72,071,583
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities	$ 496,458	$ 603,623
Commitments (Note 12)
Stockholders’ equity
Common stock, no par value, unlimited number authorized, (Note 7)	111,259,785	110,492,309
94,047,841 (December 31, 2007 - 93,572,841) issued and outstanding
Additional paid-in capital	10,508,962	10,691,873
Accumulated other comprehensive income:
Foreign currency cumulative translation adjustment	2,347,431	5,072,288
Accumulated deficit during the exploration stage	(56,767,156)	(54,788,510)
Total stockholders’ equity	67,349,022	71,467,960
Total liabilities and stockholders’ equity	$ 67,845,480	$ 72,071,583

Nature of operations (Note 2)

The accompanying notes are an integral part of these consolidated financial statements.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(Expressed in United States dollars)

	Three Months Ended March 31 2008	Three Months Ended March 31, 2007	Inception (July 19, 1995) - March 31, 2008
EXPENSES
Audit and accounting	$ 60,198	$ 6,841	$ 441,480
Consulting fees (Note 7)	82,667	31,055	2,362,259
Depreciation	53,347	56,381	627,606
Escrow shares compensation	-	-	1,790,959
Foreign exchange (gain) loss	8,364	11,153	174,325
Legal (Note 7)	117,297	35,626	1,535,128
Loss on settlement of debt	-	-	5,252
Management fees (Notes 7 and 8)	62,027	11,772	3,933,609
Mineral property interests (Notes 6 and 7)	863,324	509,916	35,486,177
Office and administration (Note 7)	571,074	308,448	6,365,107
Regulatory and transfer agent fees	85,961	53,640	770,623
Shareholder communications and investor relations (Note 7)	151,481	224,250	3,685,282
Travel	109,465	67,236	1,052,516
Loss from operations	(2,165,205)	(1,316,318)	(58,230,323)
Interest income	676,182	139,682	2,951,161
Impairment of asset backed commercial paper (Note 4)	(489,623)	-	(1,487,994)
Net loss	$ (1,978,646)	$ (1,176,636)	$(56,767,156)
Comprehensive loss:
Net loss	$ (1,978,646)	$ (1,176,636)	$(56,767,156)
Foreign currency translation adjustment	(2,724,857)	(147,406)	2,347,431
Comprehensive loss	$ (4,703,503)	$ (1,029,230)	$(54,419,725)
Basic and diluted loss per share	$ (0.02)	$ (0.02)
Weighted average number of shares outstanding	93,989,279	70,885,593

The accompanying notes are an integral part of these consolidated financial statements.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(Unaudited)

(Expressed in United States dollars)

	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit During the Exploration Stage	Total Stockholders’ Equity
Balance, July 19, 1995 (date of inception)	-	$ -	$ -	$ -	$ -	$ -
Shares issued:
Private placements	4,200,000	60,852	-	-	-	60,852
Acquisition of mineral property interests	3,200,000	147,520	-	-	-	147,520
Foreign currency translation adjustment	-	-	-	(756)	-	(756)
Net loss	-	-	-	-	(175,714)	(175,714)
Balance, April 30, 1996	7,400,000	208,372	-	(756)	(175,714)	31,902
Shares issued:
Private placements	3,880,000	274,718	-	-	-	274,718
Foreign currency translation adjustment	-	-	-	(8,568)	-	(8,568)
Net loss	-	-	-	-	(56,250)	(56,250)
Balance, April 30, 1997	11,280,000	483,090	-	(9,324)	(231,964)	241,802
Foreign currency translation adjustment	-	-	-	(5,216)	-	(5,216)
Net loss	-	-	-	-	(33,381)	(33,381)
Balance, April 30, 1998	11,280,000	483,090	-	(14,540)	(265,345)	203,205
Foreign currency translation adjustment	-	-	-	(3,425)	-	(3,425)
Net loss	-	-	-	-	(40,341)	(40,341)
Balance, April 30, 1999	11,280,000	483,090	-	(17,965)	(305,686)	159,439
Escrow shares compensation	-	-	41,593	-	-	41,593
Exercise of stock options	1,128,000	113,922	-	-	-	113,922
Foreign currency translation adjustment	-	-	-	(896)	-	(896)
Net loss	-	-	-	-	(154,218)	(154,218)
Balance, April 30, 2000	12,408,000	597,012	41,593	(18,861)	(459,904)	159,840
Foreign currency translation adjustment	-	-	-	(5,627)	-	(5,627)
Net loss	-	-	-	-	(18,399)	(18,399)
Balance, April 30, 2001	12,408,000	597,012	41,593	(24,488)	(478,303)	135,814

-continued-

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(Unaudited)

(Expressed in United States dollars)

	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit During the Exploration Stage	Total Stockholders’ Equity
Balance, April 30, 2001	12,408,000	597,012	41,593	(24,488)	(478,303)	135,814
Foreign currency translation adjustment	-	-	-	(2,561)	-	(2,561)
Net loss	-	-	-	-	(22,490)	(22,490)
Balance, April 30, 2002	12,408,000	597,012	41,593	(27,049)	(500,793)	110,763
Shares issued:
Private placements	7,500,000	1,351,055	-	-	-	1,351,055
Exercise of warrants	12,500	3,288	-	-	-	3,288
Agent’s finder fee	310,000	39,178	-	-	-	39,178
Finder’s fee for mineral property interests	100,000	35,827	-	-	-	35,827
Debt settlement	135,416	45,839	5,252	-	-	51,091
Agent’s warrants	-	-	16,877	-	-	16,877
Escrow shares compensation	-	-	40,205	-	-	40,205
Stock-based compensation	-	-	16,660	-	-	16,660
Share issue costs	-	(211,207)	-	-	-	(211,207)
Foreign currency translation adjustment	-	-	-	73,080	-	73,080
Net loss	-	-	-	-	(1,073,320)	(1,073,320)
Balance, April 30, 2003	20,465,916	1,860,992	120,587	46,031	(1,574,113)	453,497
Shares Issued:
Private placements and offerings	16,352,942	10,891,160	-	-	-	10,891,160
Exercise of warrants	3,730,372	1,316,664	(6,443)	-	-	1,310,221
Exercise of stock options	35,000	18,730	(4,026)	-	-	14,704
Agent’s corporate finance fee	100,000	64,192	8,384	-	-	72,576
Acquisition of mineral property interests (Note 6)	5,000,000	3,806,000	-	-	-	3,806,000
Agent’s warrants	-	-	370,741	-	-	370,741
Escrow shares compensation	-	-	1,949,878	-	-	1,949,878
Stock-based compensation	-	-	414,847	-	-	414,847
Share issue costs	-	(1,302,715)	-	-	-	(1,302,715)
Foreign currency translation adjustment	-	-	-	1,950	-	1,950
Net loss	-	-	-	-	(12,505,759)	(12,505,759)
Balance, December 31, 2003	45,684,230	16,655,023	2,853,968	47,981	(14,079,872)	5,477,100

-continued-

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(Unaudited)

(Expressed in United States dollars)

	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit During the Exploration Stage	Total Stockholders’ Equity
Balance, December 31, 2003	45,684,230	16,655,023	2,853,968	47,981	(14,079,872)	5,477,100
Shares issued:
Private placement	4,600,000	3,846,521	-	-	-	3,846,521
Exercise of warrants	533,836	186,208	(13,197)	-	-	173,011
Exercise of stock options	50,000	26,180	(8,238)	-	-	17,942
Warrants issued for cancellation of price guarantee (Note 6)	-	-	129,266	-	-	129,266
Escrow shares compensation	-	-	405,739	-	-	405,739
Share issue costs	-	(21,026)	-	-	-	(21,026)
Stock-based compensation	-	-	1,530,712	-	-	1,530,712
Foreign currency translation adjustment	-	-	-	132,501	-	132,501
Net loss	-	-	-	-	(5,528,114)	(5,528,114)
Balance, December 31, 2004	50,868,066	20,692,906	4,898,250	180,482	(19,607,986)	6,163,652
Shares issued:
Private placement	7,542,410	13,358,097	-	-	-	13,538,097
Exercise of warrants	10,456,450	10,475,291	-	-	-	10,475,291
Exercise of stock options	772,000	1,238,581	(532,908)	-	-	705,673
Escrow shares compensation	-	-	(435,583)	-	-	(435,583)
Share issue costs	-	(521,798)	-	-	-	(521,798)
Stock-based compensation	-	-	5,074,100	-	-	5,074,100
Foreign currency translation adjustment	-	-	-	1,099,954	-	1,099,954
Net loss	-	-	-	-	(13,691,767)	(13,691,767)
Balance, December 31, 2005	69,638,926	45,423,077	9,003,859	1,280,436	(33,299,753)	22,407,619
Shares issued:
Membership paid in stock	4,167	8,870	-	-	-	8,870
Exercise of stock options	1,215,000	1,862,345	(753,628)	-	-	1,108,717
Stock-based compensation	-	-	1,031,683	-	-	1,031,683
Foreign currency translation adjustment	-	-	-	252,317	-	252,317
Net loss	-	-	-	-	(9,655,341)	(9,655,341)
Balance, December 31, 2006	70,858,093	47,294,292	9,281,914	1,532,753	(42,955,094)	15,153,865

-continued-

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(Unaudited)

(Expressed in United States dollars)

	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit During the Exploration Stage	Total Stockholders’ Equity
Balance, December 31, 2006	70,858,093	47,294,292	9,281,914	1,532,753	(42,955,094)	15,153,865
Shares issued:
Private placement	14,428,640	43,826,994	-	-	-	43,826,994
Mineral property interests (Note 6)	15,000	33,976	-	-	-	33,976
Exercise of warrants	7,542,408	20,392,043	-	-	-	20,392,043
Exercise of stock options	728,700	926,364	(322,880)	-	-	603,484
Share issue costs	-	(1,981,360)	-	-	-	(1,981,360)
Stock-based compensation	-	-	1,732,839	-	-	1,732,839
Foreign currency translation adjustment	-	-	-	3,539,535	-	3,539,535
Net loss	-	-	-	-	(11,833,416)	(11,833,416)
Balance, December 31, 2007	93,572,841	110,492,309	10,691,873	5,072,288	(54,788,510)	71,467,960
Shares issued:
Exercise of stock options	465,000	754,596	(232,779)	-	-	521,817
Mineral property interests (Note 6)	10,000	20,066	-	-	-	20,066
Share issue costs	-	(7,186)	-		-	(7,186)
Stock-based compensation	-	-	49,868	-	-	49,868
Foreign currency translation adjustment	-	-	-	(2,724,857)	-	(2,724,857)
Net loss	-	-	-	-	(1,978,646)	(1,978,646)
Balance, March 31, 2008	94,047,841	$ 111,259,785	$ 10,508,962	$ 2,347,431	$ (56,767,156)	$ 67,349,022

The accompanying notes are an integral part of these consolidated financial statements.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Expressed in United States dollars)

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007	Inception (July 19, 1995) - March 31, 2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (1,978,646)	$ (1,176,636)	$(56,767,156)
Items not affecting cash:
Depreciation	53,347	56,381	627,606
Stock-based compensation (Note 7)	49,868	52,999	9,850,709
Impairment of asset backed commercial paper (Note 4)	-	-	1,487,994
Escrow shares compensation	-	-	2,001,832
Loss on settlement of debt	-	-	5,252
Warrants issued for cancellation of price guarantee	-	-	129,266
Finder’s fee paid in stock	-	-	35,827
Mineral property interest paid in stock	20,066	-	3,860,042
Membership fees paid in stock	-	-	8,870
Changes in assets and liabilities:
Receivables	(74,460)	(111,837)	(607,204)
Prepaid expenses	5,987	(310,458)	(411,283)
Accounts payable and accrual liabilities	(80,210)	(138,804)	468,796
Net cash used in operating activities	(1,514,425)	(1,628,355)	(39,309,449)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from issuance of capital stock	521,817	34,480	109,377,031
Share issue costs	(7,186)	-	(3,545,920)
Purchase of asset backed commercial paper (Note 4)	-	-	(4,031,122)
Net cash provided by financing activities	514,631	34,480	101,799,989

CASH FLOW FROM INVESTING ACTIVITIES
Acquisition of equipment	(93,639)	(58,775)	(1,380,458)
Net cash used in investing activities	(93,639)	(58,775)	(1,380,458)

Effect of foreign currency translation on cash and cash equivalents	(2,572,816)	138,815	2,329,782
Change in cash and cash equivalents during the period	(3,666,249)	(1,509,835)	63,439,864
Cash and cash equivalents, beginning of period	67,106,113	14,258,422	-
Cash and cash equivalents, end of period	63,439,864	12,748,587	63,439,864
Cash paid for interest during the period	$ -	$ -
Cash paid for income taxes during the period	$ -	$ -

Supplemental disclosure with respect to cash flows (Note 11)

The accompanying notes are an integral part of these consolidated financial statements

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

(Unaudited)

 (Expressed in United States dollars)

1.

BASIS OF PRESENTATION

The interim period financial statements have been prepared by the Company in conformity with generally accepted accounting principles in the United States of America. The preparation of financial data is based on accounting principles and practices consistent with those used in the preparation of annual financial statements, and in the opinion of management these financial statements contain all adjustments necessary (consisting of normally recurring adjustments) to present fairly the financial information contained therein. Certain information and footnote disclosure normally included in the financial statements prepared in conformity with generally accepted accounting principles in the United States of America have been condensed or omitted. These interim period statements should be read together with the most recent audited financial statements and the accompanying notes for the year ended December 31, 2007. The results of operations for the three months ended March 31, 2008 are not necessarily indicative of the results to be expected for the year ending December 31, 2008.

2.

NATURE OF OPERATIONS

The Company was incorporated under the laws of the Province of British Columbia and continued under the laws of the Yukon Territory. On May 27, 2005, the Company changed the governing jurisdiction from the Yukon Territory to British Columbia by continuing into British Columbia under the British Columbia Business Corporation Act. The Company’s principal business activity is the exploration of mineral property interests. To date, the Company has not generated significant revenues from its operations and is considered to be in the exploration stage.

All amounts are expressed in United States dollars, except for certain per share amounts denoted in Canadian dollars ("C$").

3.

SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements follow the same significant accounting principles as those outlined in the notes to the audited consolidated financial statements for the year ended December 31, 2007.

In September 2006, FASB issued SFAS No. 157 (“SFAS 157”), “Fair Value Measurements.” Among other requirements, SFAS 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure about the use of fair value to measure assets and liabilities. SFAS 157 was effective for our company beginning January 1, 2008. The adoption of this standard did not have any impact on our financial position or results of operations.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” including an amendment of FASB Statement No. 115. This pronouncement permits entities to choose to measure eligible financial instruments at fair value as of specified dates.  Such election, which may be applied on an instrument by instrument basis, is typically irrevocable once elected. SFAS 159 was effective for our company beginning January 1, 2008. The adoption of this standard did not have any impact on our financial position or results of operations.

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

(Unaudited)

 (Expressed in United States dollars)

4.

INVESTMENTS

As at March 31, 2008 the Company had $3,906,712 invested in Asset Backed Commercial Paper (“ABCP”) initially rated [R1-High] by the Dominion Bond Rating Service. ABCP is a short-term debt security issued by special purpose vehicles (“conduits”). The term of ABCP ranges from one to 364 days and repayment of maturing ABCP is dependent on the cash generated by the conduits’ underlying assets as well as the ability of the conduits to issue new ABCP.

The underlying assets supporting the ABCP range from traditional financial assets, such as auto loans and leases, to synthetic leveraged collateralized debt obligations (“CDO’s”).  In mid-August 2007 a number of sponsors of non-bank managed ABCP, including those with which the Company had invested, announced that they could not issue ABCP due to unfavourable conditions in the Canadian capital markets. As a result, maturing ABCP was not redeemed.

From August 16, 2007 to March 17, 2008, the non-bank ABCP market remained the subject of an agreement signed on August 16, 2007 amongst a number of affected parties. This agreement, referred to as the “Montreal Accord”, contemplated a restructuring of ABCP expressed intention of replacing the investments with long-term floating rate notes that have characteristics more closely related to the underlying assets.   In September 2007, a Pan-Canadian Investor Committee (“the Committee”) was established and charged with implementing the Montreal Accord.  The Company is not a signatory to the Montreal Accord or a member of the Committee. However, it has been monitoring the Committee’s progress directly and through its advisors.

On March 17, 2008 the conduits filed for creditor protection under the Companies’ Creditors Arrangement Act (CCAA) and immediately filed a proposed restructuring plan (“the Plan”) that implements the Montreal Accord.   On April 25, 2008, Investors voted in favour of the Plan, but it has not yet been sanctioned by the court.  If the court sanctions the Plan and it remains free of legal impediments, the Committee is planning to complete the implementation of the Plan by the end of May, 2008.

Currently, there is no active market for the ABCP the Company holds and no liquidity is anticipated until the Plan is implemented at which time the Company expects a secondary trading market to develop.  Accordingly, we continue to classify these investments as long-term assets until such time as the underlying investments can be readily sold.

Under the Plan, existing ABCP will be exchanged for several classes of new long term floating rate notes.  Based on information currently available from the Committee the notes we will receive under the plan will be as follows:

Issuer	Class	Expected Credit Rating	Par Amount
Master Asset Vehicle 2	A1	AA	$ 800,094
Master Asset Vehicle 2	A2	AA	2,550,302
Master Asset Vehicle 2	B	none	439,115
Master Asset Vehicle 2	C	none	117,201
Total			$ 3,906,712

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

(Unaudited)

 (Expressed in United States dollars)

4.

INVESTMENTS (cont’d…)

Management has estimated as at March 31, 2008 the fair value impairment on ABCP held as prescribed by Section 3855 by using a probability-weighted cash flow approach. To accomplish this, we modeled the key characteristics of the new notes (“Restructured Notes”) based upon details provided in the Information Statement and JP Morgan Report issued by the Committee on March 20, 2008.  Where these materials lacked sufficient detail, Management developed estimates with the assistance of an external financial advisor.

The Company then arrived at a value for the Restructured Notes by estimating the yield that a prospective purchaser would require in order to purchase the notes.  The resulting valuation is the one that provides the required yield to prospective investors and is estimated to be function of credit quality, prevailing interest rates, the potential for future margin calls, the potential lack of liquidity in the market, and the complexity of the instruments.  Depending on the class of note, our estimates of required yield ranged from 7.30% to 29.3%.

We have not included an estimate of the Committee’s restructuring costs, which have been advised as being immaterial, nor have we included any interest income on our investments since their acquisition dates of August, 2007.

The assumptions which have the most significant impact on our estimates of fair value and impairment include: whether or not the restructuring is successful and the yield required by prospective investors.  In the event the restructuring is unsuccessful, recoverable values could be materially different from the estimated value presented here. With regard to the yield requirement, we have done a sensitivity analysis on that assumption with yielded a range of potential valuations between $2.3 million and $2.7 million.

Based on this fair value methodology, we have recorded an estimated impairment charge of $489,623 in the current quarter. While we believe that we have utilized an appropriate methodology to estimate fair value, given the current state and ongoing volatility of global credit markets there can be no assurance that management’s estimate of potential recovery as at March 31, 2008 is accurate.  Subsequent adjustments, either materially higher or lower, may be required in future reporting periods.  Management will continue to seek all avenues to recover the maximum value from the original investments and interest due.

5.

EQUIPMENT

	Cost	March 31, 2008 Accumulated Depreciation	Net Book Value	Cost	December 31, 2007 Accumulated Depreciation	Net Book Value

Office equipment	$ 144,249	$ 50,701	$ 93,548	$ 137,875	$ 47,622	$ 90,253
Computer equipment	484,456	389,966	94,490	492,523	374,389	118,134
Field equipment	466,065	55,581	410,484	417,524	54,133	363,391
Buildings	430,099	183,752	246,347	447,423	177,382	270,041
	$ 1,524,869	$ 680,000	$ 844,869	$ 1,495,345	$ 653,526	$ 841,819

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

(Unaudited)

 (Expressed in United States dollars)

6.

MINERAL PROPERTY INTERESTS

Title to mineral property interests involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral property interests.  The Company has investigated title to its mineral property interests and, to the best of its knowledge, title to the mineral property interests are in good standing.

Lookout Hill

Each of our exploration licences was granted by the Mineral Resources and Petroleum Authority of Mongolia, issued initially for a three-year term with a right of renewal for two more years, and a further right of renewal for two years, making a total of seven years.  Mongolian Mineral Law was amended in July 2006. Consequently, our licences were extended with final expiry in March and April 2010, unless previously converted to mining licences.

Two of the three licences that comprise Lookout Hill were issued April 3, 2001 and expire in April 2010. The third Lookout Hill licence was issued on March 30, 2001, and expires in March 2010.

Mongolian exploration licences are maintained in good standing by payment to the Mineral Resources and Petroleum Authority of Mongolia of set annual fees escalating from $0.05 to $1.50 per hectare over the course of the mineral tenure. The total estimated annual fees in order to maintain the licences in good standing is approximately $280,000.

Under the terms of an option agreement completed in July 2002, as amended, the Company acquired from Mongol Gazar Co., Ltd. (“Mongol Gazar”) a 100% interest in three mineral licences (collectively, the  “Lookout Hill Property”).  As consideration, the Company paid $5,500,000 and issued 5,000,000 common shares at a value of $3,806,000. For the above purchase price, the Company also acquired a 100% interest in a fourth mineral concession (the "Manlai Property") located in southern Mongolia (see below).

In June 2004 and as part of the Lookout Hill acquisition, the Company issued non-transferable warrants to purchase up to 250,000 shares of the Company at a price of C$1.05 per share for two years to Mongol Gazar.  The fair value of the warrants was estimated to be $129,266.  In addition, Mongol Gazar agreed to transfer to the Company's subsidiary, Entrée LLC, its 100% interest in an exploration licence located in Khanbogd, Omnogovi, Mongolia (the "Khatsavch" property). The warrants expired without exercise in April 2006. The Khatsavch licence was returned to the Mongolian government in October 2006.

In October 2004, the Company granted to Ivanhoe Mines Ltd. ("Ivanhoe Mines") the right to earn, over an eight-year period, a participating interest in a certain portion of its Lookout Hill Property (the "Project Property").  Under the agreement, Ivanhoe Mines must spend a minimum of $3 million in order to earn surface rights in the Project Property and a minimum of $20 million in order to earn any mineral rights interest in the Project Property and may acquire up to an 80% interest in mineralization below a depth of 560 metres and a 70% interest in mineralization above a depth of 560 metres by spending $35 million.  Thereafter, the Company has the right to require Ivanhoe Mines to fund its share of subsequent project costs through to production, to be recovered from production cash flow.  The agreement with Ivanhoe Mines also provided for Ivanhoe Mines to subscribe for 4,600,000 units of the Company at a price of C$1.00 per unit (completed in November 2004).

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

(Unaudited)

 (Expressed in United States dollars)

6.

MINERAL PROPERTY INTERESTS (cont’d…)

In October 2007, the Company received notice from Ivanhoe Mines that it had incurred the required expenditures (US$20 million) to earn a 51% participating interest. In March 2008, the Company was notified by Ivanhoe Mines that it has expended in excess of US$27.5 million on exploration to earn a 60% participating interest.

Manlai

The Manlai licence was issued March 9, 2001 and renewed in March 2006 to March 2008.  Subsequent to December 31, 2007 and pursuant to Mongolian Minerals Law, we extended our licences for final expiry in March 2010, unless converted before this date to a mining licence. Mongolian exploration licences are maintained in good standing by payment to the Mineral Resources and Petroleum Authority of Mongolia of set annual fees escalating from $0.10 to $1.50 per hectare over the course of the mineral tenure. The total estimated annual fees in order to maintain the licence in good standing is approximately $10,000.

Sol Dos

In May 2006, the Company secured an option to acquire the Sol Dos copper prospect, located in the prolific Safford district, of southeast Arizona. Under the terms of the option agreement, the Company may earn a 100% interest in the Sol Dos property by spending $4 million on exploration over four years, and by making staged payments totalling $1 million in cash and 250,000 Entrée shares. The Company’s interest would be subject to a 2% net smelter returns (“NSR”) royalty, one half of which it may purchase for $1 million and 250,000 Entrée shares.  In February 2008, the Company chose to discontinue earning-in on this prospect due to the lack of favourable results and terminated this agreement.

Empirical

In July 2007, the Company entered into an agreement with Empirical Discovery, LLC (“Empirical”) to explore for and develop certain mineral targets in southeastern Arizona and adjoining southwestern New Mexico.  Under the terms of the agreement, the Company has the option to acquire an 80% interest in any of the properties by incurring exploration expenditures totalling a minimum of $1.9 million and issuing 300,000 shares within 5 years of acceptance of the agreement.  If the Company exercises its option, Empirical may elect within 90 days to retain a 20% participating interest or convert to a 2% NSR (net smelter return) royalty, half of which may be purchased for $2 million. The Company issued 15,000 shares to Empirical as per the terms of the agreement.

In January, 2008, the Company entered into a second agreement with Empirical whereby the Company has the option to acquire an 80% interest in certain properties near Bisbee, Arizona by incurring exploration expenditures totalling a minimum of $1.9 million and issuing 150,000 shares within 5 years of regulatory acceptance of the agreement.  If the Company exercises its option, Empirical may elect within 90 days to retain a 20% participating interest or convert to a 2% NSR royalty, half of which may be purchased by the Company for $2 million.

Huaixi

In November 2007, the Company entered into an agreement with the Zhejiang No. 11 Geological Brigade to explore for copper within three prospective contiguous exploration licences in Pingyang County, Zhejiang Province, People’s Republic of China.

The Company has agreed to spend $3 Million to fund exploration activities on the licences over a four year period in order to earn 78% interest with Zhejiang No. 11 Geological Brigade holding a 22% interest.

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

(Unaudited)

 (Expressed in United States dollars)

6.

MINERAL PROPERTY INTERESTS (cont’d…)

Mineral property interest costs incurred are summarized as follows:

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007	Inception (July 19, 1995) -March 31, 2008
Lookout Hill:
Property payments and claim maintenance	$ 64,207	$ 65,346	$ 10,634,498
Assaying, testing and analysis	9,772	18,400	1,389,486
Camp and field supplies	43,490	48,822	3,842,162
Drilling	-	-	5,764,936
Geological and geophysical	115,543	148,049	6,025,425
Travel and accommodation	7,917	33,424	829,549
	240,929	314,041	28,486,056
Manlai:
Property payments and claim maintenance	2,480	2,480	35,467
Assaying, testing and analysis	-	-	218,898
Camp and field supplies	2,378	14,806	1,240,734
Drilling	-	-	1,369,785
Geological and geophysical	-	54,256	1,293,743
Travel and accommodation	-	6,959	94,890
	4,858	78,501	4,253,517
Sol Dos:
Property payments and claim maintenance	-	13,720	84,971
Assaying, testing and analysis	-	-	33,751
Camp and field supplies	-	15,529	85,137
Drilling	-	-	663,840
Geological and geophysical	-	36,708	262,128
Travel and accommodation	-	13,436	60,541
	-	79,393	1,190,368
Empirical:
Property payments and claim maintenance	195,762	-	256,649
Assaying, testing and analysis	16,211	-	16,482
Camp and field supplies	35,136	-	53,494
Geological and geophysical	176,728	-	196,445
Travel and accommodation	48,055	-	52,783
	471,892	-	575,853
Bisbee:
Property payments and claim maintenance	54,844	-	54,844
Camp and field supplies	316	-	316
Geological and geophysical	13,194	-	13,194
Travel and accommodation	606	-	606
	68,960	-	68,690
Huaixi:
Geological and geophysical	25,702	-	25,702
Travel and accommodation	1,411	-	1,411
	27,113	-	27,113
Other	49,572	37,981	884,310
	$ 863,324	$ 509,916	$ 35,486,177

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

(Unaudited)

 (Expressed in United States dollars)

7.

COMMON STOCK

In October 2002, the Company consolidated its issued share capital on a two old shares for one new share basis.  Authorized share capital remained unchanged.  All references to share and per share amounts in these consolidated financial statements have been adjusted accordingly.

In May 2004, the Company received stockholder approval to amend its Articles to increase the authorized share capital of the Company from 100 Million common shares without par value to an unlimited number of common shares without par value.

Share issuances

In February 2008, the company issued 10,000 shares at a fair value of $20,066 to Empirical Discovery LLC pursuant to a mineral property option agreement (Note 6).

During the quarter ended March 31, 2008, the Company issued 465,000 common shares for cash proceeds of $521,817 on the exercise of stock options. The fair value recorded when the options were granted of $232,779 has been transferred from additional paid–in capital to common stock on the exercise of the options.

Stock options

During the year ended April 30, 2003, the Company adopted a stock option plan (the "Plan") to grant options to directors, officers, employees and consultants.  Under the Plan, as amended in May 2007, the Company may grant options to acquire up to 10,644,000 common shares of the Company.  Options granted can have a term up to ten years and an exercise price typically not less than the Company's closing stock price at the date of grant.

Stock option transactions are summarized as follows:

	Number of Shares	Weighted Average Exercise Price (C$)
Balance at December 31, 2007	9,249,800	1.53
Granted	5,000	2.58
Exercised	(465,000)	1.12
Expired	(50,000)	0.60
Balance, March 31, 2008	8,739,800	1.56

The weighted average fair value per stock option granted during the three months ended March 31, 2008 was C$1.79 (March 31, 2007 - C$1.24).  The number of stock options exercisable at March 31, 2008 was 8,306,467.

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

(Unaudited)

 (Expressed in United States dollars)

7.

COMMON STOCK (cont’d…)

Stock options (cont'd…)

At March 31, 2008, the following stock options were outstanding:

Number of Shares	Exercise Price (C$)	Expiry Date
20,000	1.32	July 10, 2008
645,000	1.00	September 18, 2008
175,000	2.32	November 13, 2008
530,000	1.24	February 11, 2009
30,000	2.57	August 24, 2009
100,000	3.10	November 1, 2009
1,385,000	1.15	November 12, 2009
600,000	1.25	December 17, 2009
400,000	1.28	January 7, 2010
75,000	1.19	March 3, 2010
63,000	1.48	May 24, 2010
2,180,000	1.75	June 9, 2010
25,000	1.66	August 25, 2010
20,000	1.85	September 28, 2010
125,000	1.80	January 23, 2011
100,000	2.20	February 8, 2011
20,000	2.34	March 28, 2011
949,300	1.32	July 10, 2011
10,000	1.77	December 11, 2011
50,000	1.77	January 22, 2012
228,000	2.16	April 5, 2012
500,000	2.06	May 16, 2012
504,500	2.30	May 31, 2012
5,000	2.58	January 9, 2013
8,739,800

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

(Unaudited)

 (Expressed in United States dollars)

7.

COMMON STOCK (cont’d…)

Stock-based compensation

The fair value of stock options granted during the three months ended March 31, 2008 was $8,761 (March 31, 2007 - $52,999), which is being recognized over the options vesting periods.  Total stock based compensation recognized during the three months ended March 31, 2008 was $49,868 (March 31, 2007 - $52,999) which has been recorded in the consolidated statements of operations as follows with corresponding additional paid-in capital recorded in stockholders' equity:

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007	Cumulative to March 31, 2008

Consulting fees	$ -	$ -	$ 1,794,562
Legal	-	-	287,931
Management fees	41,543	-	3,528,474
Mineral property interest	-	52,999	1,718,832
Office and administration	8,986	-	1,763,427
Stockholder communications and investor relations	(661)	-	757,483
	$ 49,868	$ 52,999	$ 9,850,709

The following weighted-average assumptions were used for the Black-Scholes valuation of stock options granted:

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007

Risk-free interest rate	3.53%	4.25%
Expected life of options (years)	5.00	5.00%
Annualized volatility	86.00%	68.00%
Dividend rate	0.00%	0.00%

8.

RELATED PARTY TRANSACTIONS

The Company entered into the following transactions with related parties during the period ended March 31, 2008:

a)  Paid or accrued management fees of $20,484 (March 31, 2007 - $11,772) to directors and officers of the Company.

These transactions were in the normal course of operations and were measured at the exchange amount which represented the amount of consideration established and agreed to by the related parties.

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

(Unaudited)

 (Expressed in United States dollars)

9.

SEGMENT INFORMATION

The Company operates in one business segment being the exploration of mineral property interests.

Geographic information is as follows:

	March 31, 2008	March 31, 2007

Identifiable assets
Canada	$ 67,599,171	$ 13,861,249
Mongolia	606,532	574,130
USA	114,545	-
	$ 68,320,248	$ 14,435,379

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007

Loss for the year
Canada	$ (459,713)	$ (618,544)
Mongolia	(355,377)	(558,092)
USA	(547,715)	-
China	(126,218)	-
	$ (1,489,023)	$ (1,176,636)

10.

FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, receivables, investments and accounts payable and accrued liabilities.  Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.  The fair value of these financial instruments approximates their carrying values, unless otherwise noted.

The Company is exposed to currency risk by incurring certain expenditures in currencies other than the Canadian dollar.  The Company does not use derivative instruments to reduce this currency risk.

11.

SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

The significant non-cash transaction for the three months ended March 31, 2008 consisted of the issuance of 10,000 common shares in payment of mineral property interests in the amount of $20,066 (Note 7).

Cash and cash equivalents consisted of cash of $1,207,773 (December 31, 2007 - $9,240,513) and short-term investments of $62,232,091 (December 31, 2007 - $57,865,600).

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

(Unaudited)

 (Expressed in United States dollars)

12.

COMMITMENTS

The Company is committed to make lease payments for the rental of office space as follows:

2008         87,111

2009         89,644

2010         90,757

2011         37,815

Total     $ 305,327